Exhibit 99.1

FOR RELEASE 6:00 AM ET, April 3, 2023

Contact:         Robert S. Tissue, Executive Vice President & CFO

Telephone:     (304) 530-0552

Email:            rtissue@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. COMPLETES ACQUISITION OF PSB HOLDING CORP. AND SUBSIDIARY, PROVIDENT STATE BANK

MOOREFIELD, W.Va. – April 3, 2023 (GLOBE NEWSWIRE) – Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) announces completion, effective April 1, 2023, of the acquisition of PSB Holding Corp. and its subsidiary, Provident State Bank, Inc., headquartered in Preston, Maryland.

The former Provident State Bank offices will continue to operate under that name until late-September 2023, after which they will operate under the name Summit Community Bank.

About Summit

Summit Financial Group, Inc. is the $4.5 billion financial holding company for Summit Community Bank, Inc. Its talented bankers serve commercial and individual clients throughout West Virginia, the Washington, D.C. metropolitan area, Virginia, Kentucky, Eastern Shore of Maryland and Delaware. Summit’s focus on in-market commercial lending and providing other business banking services in dynamic markets is designed to leverage its highly efficient operations and core deposits in strong legacy locations. Residential and consumer lending, trust and wealth management, and other retail financial services are offered through convenient digital and mobile banking platforms, including MySummitBank.com and 53 full-service branch locations. More information on Summit Financial Group, Inc. (NASDAQ: SMMF), headquartered in West Virginia’s Eastern Panhandle in Moorefield, is available at SummitFGI.com.